Exhibit (h)(xix)

FORM OF AMENDED AND RESTATED

EXPENSE Limitation/reimbursement AGREEMENT

This Agreement is entered into as of the 26th day of September, 2013, as amended and restated August 31, 2017 and August 31, 2018, by and between Choice Financial Partners, Inc. d/b/a EquityCompass Strategies (the “Adviser”) and FundVantage Trust (the “Trust”), on behalf the Quality Dividend Fund (the “Fund”).

WHEREAS, the Adviser desires to contractually agree to reduce its advisory fee and/or reimburse certain of the Fund’s operating expenses;

WHEREAS, on August 31, 2017, the Adviser amended and restated the Agreement dated September 26, 2013 to extend the term to August 31, 2018; and

WHEREAS, effective September 1, 2018, the Adviser wishes to amend and restate the Agreement dated September 26, 2013 to extend the term to August 31, 2019.

NOW, THEREFORE, the parties agree as follows:

1.          Fee Reduction. The Adviser agrees that from the commencement of operations of the Fund through August 31, 2019, it will reduce its compensation and/or reimburse certain expenses for the Fund, to the extent necessary to ensure that the Fund’s total operating expenses, (excluding taxes, fees and expenses attributable to a distribution or service plan adopted by the Trust, “Acquired Fund Fees and Expenses” (as defined in Form N-1A), dividend and interest expense on securities sold short, interest, extraordinary items, and brokerage commissions) do not exceed 0.99% (on an annual basis)of the Fund’s average daily net assets (the “Fee Cap”).

2.          Fee Recovery. The Adviser shall be entitled to recover, subject to approval by the Board of Trustees of the Trust, such amounts for a period of up to three (3) years from the date on which the Adviser reduced its compensation and/or assumed expenses for the Fund. The Adviser is permitted to seek reimbursement from the Fund for fees it waived and Fund expenses it paid to the extent the total annual fund operating expenses do not exceed the limits described above or any lesser limits in effect at the time of reimbursement.

3.           Term. This Agreement shall terminate on August 31, 2019, or at an earlier date upon the discretion of the Board of Trustees of the Trust, unless extended, terminated, modified or revised by the mutual agreement of the parties, as provided for in writing.

[SIGNATURE PAGE FOLLOWS]

Executed as of the date first set forth above.

Choice Financial Partners, Inc. d/b/a EquityCompass Strategies

By:
Name:
Title:

FundVantage Trust, on behalf of Quality Dividend Fund

By:
Name:	Joel Weiss
Title:	President